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    [LETTERHEAD OF DUANE, MORRIS & HECKSCHER ATTORNEYS AT LAW APPEARS HERE]

                                August 26, 1996



The Board of Directors of
Renal Treatment Centers, Inc.
1180 W. Swedesford Road
Building 2, Suite 300
Berwyn, Pennsylvania  19312

Gentlemen:

   We have acted as counsel to Renal Treatment Centers, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") relating to the resale by certain securityholders of the Company of $125,000,000 principal amount of the Company's 5 5/8% Convertible Subordinated Notes due 2006 (the "Notes") and 3,654,971 shares (the "Shares") of common stock, $.01 par value, of the Company issuable upon conversion of the Notes.

   As counsel to the Company, we are familiar with all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Restated Certificate of Incorporation and By-Laws, each as amended to date, the corporate minutes and other proceedings and records relating to the authorization, sale and issuance of the Shares upon conversion of the Notes, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion. Based upon the foregoing, it is our opinion that the Notes have been duly authorized and are validly issued and that the Shares, when issued upon conversion in accordance with the terms of the Notes, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

   We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference to our name in the Prospectus under the caption "Legal Matters."

                                 Sincerely,

                                 /s/ Duane, Morris & Heckscher